Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued (i) our reports dated March 5, 2010 with respect to the consolidated financial statements and internal control over financial reporting of Atlas Pipeline Partners, L.P. and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2009 and (ii) our report dated March 18, 2010 with respect to the consolidated balance sheet of Atlas Pipeline Partners GP, LLC and subsidiaries as of December 31, 2009 included in the Current Report of Atlas Pipeline Partners, L.P. on Form 8-K filed on March 18, 2010, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
April 13, 2010